Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ABERDEEN ASSET MANAGEMENT PLC,

GUARDIAN ACQUISITION CORPORATION

and

ARTIO GLOBAL INVESTORS INC.

Dated as of February 13, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2013 (as the same may be amended from time to time in accordance with its terms, this “Agreement”), among Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Parent”), Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Artio Global Investors Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 10.13 hereof.

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of the Company’s class A common stock, par value $0.001 per share (the “Common Stock”), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (upon the unanimous recommendation of its strategic review committee (the “Special Committee”)) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent is entering into Voting Agreements with certain stockholders of the Company (each, a “Voting Agreement” and together, the “Voting Agreements”) pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of the Common Stock owned by such stockholder in accordance with the terms of such Voting Agreement, and (ii) Aberdeen Asset Management Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“U.S. Parent”), the Company and the other parties thereto have entered into the Restated Tax Receivable Agreement which, effective as of the Closing, amends and restates the existing Tax Receivable Agreement among the Company and such other parties in its entirety to read as set forth therein;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving entity in the Merger (the “Surviving Company”), shall, by virtue of the Merger, continue its existence under the laws of the State of Delaware.

Section 1.2.  Closing.  Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions to Closing set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing), unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing, the “Closing Date”).  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3.  Effective Time.  Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”).  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5.  Certificate of Incorporation.  The certificate of incorporation of the Company will be amended in the Merger to read in its entirety as set forth on Exhibit A hereto, and thereafter may be amended as provided therein or by law, subject to Section 6.2.

Section 1.6.  Bylaws.  The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Company, and thereafter may be amended as provided therein or by law, except that references to Merger Sub’s name shall be replaced at the Effective Time with references to Artio Global Investors Inc., subject to Section 6.2.

Section 1.7.  Directors; Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II.

EFFECT OF MERGER ON CAPITAL STOCK

Section 2.1.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)  Cancellation of Certain Common Stock.  Each share of Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than shares held on behalf of third parties) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)  Conversion of Common Stock.  Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.1(a), and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive $2.75 in cash, without interest (the “Merger Consideration”), payable upon surrender of such shares in the manner provided in Section 2.4.

(c)  Cancellation of Common Stock.  All shares of Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and, in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Sections 2.1(a) and 2.3, each holder of Book-Entry Shares and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration in accordance with Section 2.4.

(d)  Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(e)  Adjustments to Prevent Dilution.  If prior to the Effective Time, the Company should split, combine or otherwise reclassify the Common Stock, or pay a stock dividend or other stock distribution in Common Stock or otherwise change the Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Common Stock, then any number or amount contained herein which is based upon the price or the number of shares of Common Stock will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.2.  Treatment of Stock Awards.

(a)  Restricted Stock and Restricted Stock Units.

By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any outstanding Company Equity Award or share of Common Stock issued pursuant to the Company Stock Plan:

(i)  Immediately prior to the Effective Time, all transfer restrictions imposed on any outstanding shares of Common Stock issued pursuant to the Company Stock Plan (collectively, the “Restricted Stock”) shall lapse.  At the Effective Time, the Restricted Stock shall be treated in a manner consistent with Section 2.1(b) hereof.

(ii)  Except as provided in Section 2.2(a)(iii) or (iv), at the Effective Time, any “restricted stock units” issued pursuant to the Company Stock Plan (each, a “Restricted Stock Unit”) that are outstanding as of the Effective Time shall be cancelled, and (A) the holder of each such Restricted Stock Unit shall become entitled to receive, in full satisfaction of the rights of such holder thereto, an amount in cash equal to the Merger Consideration multiplied by the sum of (x) for each Time-Based RSU award, the number of shares of Common Stock represented by such Time-Based RSU award and (y) for each Performance-Based RSU award, the number of shares of Common Stock the holder would have been entitled to receive upon a termination resulting from a change in control under the terms of the applicable award agreement, and (B) all dividends and interest, if any, accrued but unpaid as of the Effective Time with respect to such Restricted Stock Units, shall vest and be paid to the holder of the associated Restricted Stock Unit.

(iii)  Notwithstanding anything in Section 2.2(a)(ii) or (iv) to the contrary, each Restricted Stock Unit award held by any individual identified on Section 2.2(a)(iii) of the Disclosure Letter (each, a “Section 2.2(a)(iii) Employee”) shall, at the Effective Time, be converted automatically into an award with respect to Parent Shares as provided in this Section 2.2(a)(iii), and Parent shall assume all obligations with respect to such Restricted Stock Unit award, subject to the terms of the Company Stock Plan and the applicable Restricted Stock Unit award agreement, including with respect to vesting and settlement.  From and after the Effective Time, the number of Parent Shares subject to each outstanding Restricted Stock Unit award held by a Section 2.2(a)(iii) Employee shall be equal to the product of (A) the number of shares of Common Stock that related to such Restricted Stock Unit award immediately prior to the Effective Time and (B) the Exchange Ratio; provided that any fractional Parent Share resulting from the foregoing conversion shall be rounded up to the nearest whole Parent Share.  For purposes of this Section 2.2(a)(iii), “Exchange Ratio” means the quotient, rounded to the nearest 1/100th, determined by dividing the Merger Consideration by the Average Parent Share Price.  The “Average Parent Share Price” shall mean the volume weighted average price per Parent Share on the London Stock Exchange (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding, and including the trading day immediately prior to the Closing Date (calculated to the nearest one-hundredth of one cent), converted from pounds sterling into U.S. dollars at the rate for conversion of pounds sterling into U.S. dollars displayed (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) at (or if not available, most recently prior to) 4:00 p.m., New York City time, on the trading day immediately prior to the Closing Date.  The identity of the Section 2.2(a)(iii) Employees may be updated by Parent at any time until five Business Days prior to the Effective Time.

(iv)  Notwithstanding anything in Section 2.2(a)(ii) or (iii) to the contrary, from and after the Effective Time, Parent shall assume all obligations with respect to each Restricted Stock Unit award held by any individual identified on Section 2.2(a)(iv) of the Disclosure Letter (each, a “Section 2.2(a)(iv) Employee”); provided, that each such Restricted Stock Unit award shall, from and after the Effective Time, be notionally invested in mutual funds managed by the Company, and allocated among such funds as may be determined by Parent, with a value as of the Effective Time equal to the sum of (A) the Merger Consideration multiplied by the number of shares of Common Stock represented by such Restricted Stock Unit Award, and (B) all dividends and interest, if any, accrued but unpaid as of the Effective Time with respect to such Restricted Stock Units (each, a “Rollover Award”).  Each Rollover Award will remain subject to the terms of the Company Stock Plan and the applicable Restricted Stock Unit award agreement (other than as set forth in this Section 2.2(a)(iv)), including with respect to vesting and settlement.

(v)  Any amounts under this Section 2.2 shall be payable in accordance with, and to the extent necessary to avoid the imposition of any penalty or other taxes under, Section 409A of the Code.

(b)  Company Actions.  Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 2.2, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Company (except where specifically provided by this Section 2.2), provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(c)  Parent Actions.  With respect to the Restricted Stock Unit awards to be rolled over in accordance with Section 2.2(a)(iii) (collectively, the “Rollover RSUs”), Parent shall (i) take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon settlement of the Rollover RSUs, (ii) use its commercially reasonable efforts to grant Parent Shares pursuant to a registration statement, or an exemption from registration, under the Securities Act of 1933, as amended, and (iii) maintain a mechanism that enables each Section 2.2(a)(iii) Employee to monetize in U.S. Dollars and without transaction fees Parent Shares delivered upon settlement of the Rollover RSUs held by such Section 2.2(a)(iii) Employee (which shall, for the avoidance of doubt, include the right of each Section 2.2(a)(iii) Employee to elect to direct Parent Shares to be sold immediately upon the vesting of the Rollover RSUs in accordance with Parent’s equity and equity-based plans and agreements in place as of the date hereof).  With respect to the Restricted Stock Unit awards to be rolled over in accordance with Section 2.2(a)(iii) and (iv), Parent shall, as soon as reasonably practicable following the Effective Time, deliver to each Section 2.2(a)(iii) Employee and Section 2.2(a)(iv) Employee written notice describing the effect of the Merger on such Restricted Stock Unit awards.

Section 2.3.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 2.1(b).  The Company shall give Parent (a) prompt written notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand, or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.4.  Payment Fund and Payment Procedures.

(a)  Prior to the Effective Time, for the benefit of the holders of the shares of Common Stock (other than Excluded Shares), Parent will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in accordance with this Article II from time to time after the Effective Time.  Promptly after (but, in any event, within one Business Day following) the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in an amount necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) in its entirety so that such payment may be made upon surrender of such Certificates or Book-Entry Shares (such cash being herein referred to as the “Payment Fund”).  Parent will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company prior to the Effective Time.

(b)  As promptly as practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of shares of Common Stock (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or customary effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or customary effective affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Merger Consideration.  Upon the proper surrender of a Certificate (or customary effective affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled.  Until such Certificates (or customary effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, are so properly delivered, each such Certificate or Book-Entry Share, as the case may be, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof, subject to the terms set forth in Section 2.3.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.  In the event of a transfer of ownership of the shares of Common Stock that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)  Any funds included in the Payment Fund may be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.  Any interest and other income resulting from such investments shall promptly be paid to Parent.

(d)  Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time will be delivered to the Surviving Company, on demand, and any holder of a Certificate or Book-Entry

Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Company for payment of his or her claims for Merger Consideration.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company, the Paying Agent or any other Person will be liable to any Person in respect of any Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by the holders of shares of Common Stock immediately prior to the Effective Time on the date that is five (5) years after the Effective Time (or such earlier date immediately prior to such date when the amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereof.

(e)  Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent upon demand.

(f)  If administratively practicable, Parent may instead cause the Company to make any payment with respect to the Company Equity Awards, other than by the Paying Agent; provided that Parent makes such request at a reasonable time prior to the Effective Time.

Section 2.5.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 2.6.  Withholding Rights.  Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or any holder of a Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or the holder of a Company Equity Award in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

Section 2.7.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 2.8.  Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except as otherwise provided herein or by Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding sections or subsections of the Disclosure Letter (the “Disclosure Letter”), delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Disclosure Letter will be deemed to be disclosed in any other section of the Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), or (b) the Company SEC Reports filed prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements, and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Corporate Organization.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company, limited partnership or other entity power (as the case may be) to own its properties and assets and to conduct its business as currently conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, in each case, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2.  Qualification to Do Business.  The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company, partnership or other entity (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3.  No Conflict or Violation.  The execution, delivery and performance by the Company of this Agreement (including the consummation of the Merger) and the Restated Tax Receivable Agreement do not and will not, directly or indirectly, (i) violate or conflict with any provision of any Company Organizational Document or the organizational documents of any of its Subsidiaries, (ii) violate any provision of Law, or any Order of any Governmental Entity applicable to the Company or any Subsidiary thereof or any of their respective businesses, assets or properties, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any (x) Material Contract or (y) any other Contract to which the Company or any of its Subsidiaries is a party and makes or receives in excess of $150,000 in payments on an annual basis or any Licenses and Permits, or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such Contracts or any of the Licenses and Permits or any rights or obligations under such Contracts or Licenses and Permits, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4.  Consents and Approvals.  No consent, waiver, authorization or approval of any Governmental Entity, Self-Regulatory Organization or other Person, and no declaration or notice to or filing or registration with any Governmental Entity, Self-Regulatory Organization or other Person, is required in connection with the execution and delivery of this Agreement and the Restated Tax Receivable Agreement by the Company or the performance by the Company of its obligations hereunder (including the consummation of the Merger) and thereunder, except for: (a) the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) the filing with the SEC of a proxy statement (together with all customary proxy or other materials delivered in connection therewith, the “Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (e) the filing with the SEC of proxy statements and related solicitation materials relating to obtaining Public Fund Consents; (f) the filings or notices required or contemplated under the Advisers Act and the Investment Company Act; (g) the filings or notices required by, and any approvals required under the rules and regulations of, Financial Industry Regulatory Authority, Inc. (“FINRA”) or any other self-regulatory organization, including the NYSE and the National Futures Association (the “NFA”) (each, a “Self-Regulatory Organization”); and (h) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.5.  Authorization and Validity of Agreement.  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Restated Tax Receivable Agreement and to consummate the transactions contemplated hereby and thereby.  Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the execution and delivery of this Agreement and the Restated Tax Receivable Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company (in the case of this Agreement and the transactions contemplated hereby, upon the unanimous recommendation of the Special Committee) and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company

(other than the adoption of this Agreement by the stockholders of the Company) are necessary to authorize this Agreement and the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

Section 3.6.  Capitalization and Related Matters.

(a)  The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, 50,000,000 shares of Company Class B Common Stock, 210,000,000 shares of Company Class C Common Stock, and 100,000,000 shares of Company Preferred Stock.  (i) As of February 13, 2013, 60,508,304 shares of Common Stock were issued and outstanding, and there were no shares of Company Class B Common Stock, Company Class C Common Stock, or Company Preferred Stock issued or outstanding, (ii) as of February 13, 2013, 179,794 shares of Common Stock were issuable upon or otherwise deliverable under the Company’s 2009 Stock Incentive Plan (the “Company Stock Plan”) in connection with the lapse of restrictions on Restricted Stock, (iii) as of February 13, 2013, 5,486,808 shares of Common Stock were issuable upon or otherwise deliverable under the Company Stock Plan in connection with the vesting of Restricted Stock Units, and (iv) there are no Company Equity Awards outstanding that have been granted under an arrangement, Employee Benefit Plan or Contract other than the Company Stock Plan.  Section 3.6(a) of the Disclosure Letter sets forth as of the close of business on December 31, 2012 a list of each outstanding Company Equity Award granted under the Company Stock Plan and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Common Stock subject to such outstanding Company Equity Award, (C) the date on which such Company Equity Award was granted or issued, (D) the applicable vesting schedule and the extent to which such Company Equity Award is vested as of such date and (E) if such Company Equity Award has performance-vesting criteria.  As promptly as practicable following the date of this Agreement, the Company will provide or make available to Parent a list as of the close of business on February 13, 2013 setting forth the items specified by clauses (A)–(E) of the preceding sentence.

(b)  The outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities Laws.  Except for the Common Stock issued and outstanding as of February 13, 2013 as set forth in Section 3.6(a) (and any shares of Common Stock issued following such date and prior to the date hereof upon the settlement of Company Equity Awards), Company Equity Awards listed on Section 3.6(a) of the Disclosure Letter, or shares of Common Stock, no shares of capital stock of the Company are outstanding and neither the Company nor any Subsidiary thereof has outstanding (A) any securities convertible into or exchangeable for any shares of capital stock of the Company, (B) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of the Company or any stock or securities convertible into or exchangeable for any such capital stock, or (C) any stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of the Company (the items in clauses (A), (B) and (C) immediately above, together with the capital stock of the Company, being referred to herein collectively as the “Company Securities”).  Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any Company Securities.  Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter.

Section 3.7.  Subsidiaries.

(a)  Section 3.7(a) of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of (i) each Subsidiary of the Company, (ii) its place and form of organization and (iii) the owner(s) of its capital stock, membership interests or other ownership interests, as applicable, to the extent such owner is not the Company or another wholly-owned Subsidiary of the Company.  Except as set forth on Section 3.7(a) of the Disclosure Letter, the Company does not, directly or indirectly, own or hold any capital stock, membership interests, other ownership interests or investments, or any right to acquire any of the foregoing, in any other Person other than investments that constitute cash or cash equivalents.

(b)  All of the outstanding shares of capital stock, or membership interests or other ownership interests, of each Subsidiary of the Company, as applicable, (i) are validly issued, fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities Laws.  The Company or a Subsidiary thereof has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Liens arising under applicable federal and state securities Laws or, in the case of any non-wholly-owned Subsidiary, the restrictions contained in the organizational documents of such Subsidiary as in effect on the date hereof.  Neither the Company nor any Subsidiary thereof has outstanding (A) any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, (B) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or (C) any stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company (the items in clauses (A), (B) and (C) immediately above, together with any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, being referred to herein collectively as the “Company Subsidiary Securities”).  Neither the Company nor any of its Subsidiaries is

subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any Company Subsidiary Securities.

Section 3.8.  Company SEC Reports; Related Matters.

(a)  The Company has timely filed or furnished, as applicable, each report, proxy statement, registration statement, prospectus, schedule, form, statement, certification and other document (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by it with the SEC since January 1, 2010 (the “Company SEC Reports”).  As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (including any schedules or exhibits included or incorporated by reference therein) (i) complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.  None of the Company SEC Reports is the subject of an ongoing SEC review.  There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Company or any Subsidiary thereof.

(b)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) fairly presented (subject, in the case of the unaudited interim financial statements included therein, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c)  The Company and its Subsidiaries have implemented, and maintain and enforce, (i) disclosure controls and procedures to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the management of the Company by others within those entities, and (ii) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Neither the Company nor its independent accountants has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company, or (B) any fraud, whether or not material, that involves executive officers or other employees of the Company or its Subsidiaries who have a material role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company, in each case, in connection with the preparation of the audited financial statements of the Company as of and for the fiscal year ended December 31, 2011 or any audited financial statements filed with the SEC in any Company SEC Report filed after the date hereof.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any such Subsidiary or any of their respective officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(d)  The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”), and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.  The Company has previously disclosed or made available to Parent the information required to be disclosed by the Company and certain of its officers to the Board of Directors of the Company or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

Section 3.9.  Absence of Certain Changes or Events.

(a)  Since December 31, 2011 through the date of this Agreement, there has not been: (i) any Company Material Adverse Effect; (ii) any material loss, damage, destruction or other casualty to any material assets or properties of either of the Company or any of its Subsidiaries (whether or not subject to insurance); (iii) any material change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries; (iv) any amendments or changes in the Company Organizational Documents or any material amendments or changes in the organizational documents of any material Subsidiary of the Company; or (v) any loss of the employment, services or benefits of the chief executive officer of the Company or any of its Subsidiaries, members of the senior management of the Company or any of its Subsidiaries or portfolio managers or senior research analysts of the Company or any of its Subsidiaries.

(b)  Since December 31, 2011 through the date of this Agreement, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice in all material respects and has not:

(i)  declared, set aside or paid any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Securities or any Company Subsidiary Securities, or purchased, redeemed or otherwise acquired any Company Securities or any Company Subsidiary Securities, except for (A) the declaration, setting aside and payment of cash dividends by any wholly-owned Subsidiary of the Company to its parent, (B) the declaration, setting aside and payment by the Company prior to December 31, 2012 of its quarterly cash dividends of $0.02 per share, and (C) the purchase, redemption or other acquisition of any Company Securities from any holder of a Company Equity Award in connection with the termination of such person’s service with the

Company or a Subsidiary thereof or otherwise pursuant to the terms of the Company Stock Plan;

(ii)  split, combined, reclassified or taken any similar action in respect of any Company Securities or Company Subsidiary Securities;

(iii)  (A) granted to any executive officer, portfolio manager, senior research analyst or investment professional or other key employee or consultant of the Company or any Subsidiary thereof any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice, (B) paid any bonus (other than pursuant to a contractual obligation and in accordance therewith or in the ordinary course of business consistent with past practice), (C) granted any such person or other employee or consultant of the Company or any Subsidiary thereof any increase in severance or termination pay or entered into, or modified or amended, any employment, severance, change in control, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case, with any executive officer, portfolio manager, senior research analyst or investment professional or other key employee or consultant of the Company or any Subsidiary thereof (or, in the case of any severance, change in control, termination, any employee of the Company or any Subsidiary thereof), or (D) established, adopted, entered into or amended, materially increased any benefits available or paid, or accelerated the payment of any amounts or benefits under, any Employee Benefit Plan, except to the extent required by applicable Law or the terms of such Employee Benefit Plan;

(iv)  (A) sold, transferred or otherwise disposed of any material properties or material assets (whether real, personal or mixed, tangible or intangible), or (B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, properties or rights;

(v)  (A) changed any of its material accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, or (B) changed its material Tax elections, or entered into any material closing agreement or settled or compromised any material claim or assessment, in each case in respect of material Taxes, or consented to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; or

(vi)  entered into any Contract or committed to take any action described in this Section 3.9(b).

Section 3.10.  Tax Matters.

(a)  (i) The Company, each of its Subsidiaries and each of the Funds have filed when due all material Tax Returns required by applicable Law to be filed with respect to the Company, each of its Subsidiaries and each of the Funds; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; and (iii) all material Taxes owed by the Company, each of its Subsidiaries and each of the Funds, if required to have been paid, have been paid, and the Company, each of its Subsidiaries and each of the Funds have made adequate provision (in addition to any reserve for deferred Taxes established to reflect timing difference between book and Tax income) for any Taxes that are not yet due and payable.

(b)  (i) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to the Company, any of its Subsidiaries or the Funds in respect of any Tax, nor has any material claim for additional Tax been asserted by any taxing authority; (ii) there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any of its Subsidiaries or the Funds; (iii) each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid; and (iv) no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period.

(c)  Since January 1, 2006, no claim has been made in writing by any taxing authority in a jurisdiction where the Company, any of its Subsidiaries or the Funds has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)  (i) There is no outstanding request for any extension of time for the Company, any of its Subsidiaries or the Funds to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company, any of its Subsidiaries or the Funds that is currently in force, nor is any request for such waiver or extension currently pending; (iii) the federal statute of limitations for tax years of the Company, any of its Subsidiaries and the Funds has closed for all years ending prior to December 31, 2009; (iv) none of the Company, any of its Subsidiaries or the Funds is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (v) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company or any Subsidiary thereof to act on behalf of the Company or such Subsidiary) with respect to any Taxes has been executed or filed with any taxing authority.

(e)  The Company, each of its Subsidiaries and each of the Funds have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f)  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)  There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company, its Subsidiaries or the Funds that arose in connection with any failure or alleged failure to pay any Tax.

(i)  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(j)  There are no material deferred intercompany transactions within the meaning of Treasury Regulations § 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(k)  The Company and its Subsidiaries have not entered into, or permitted to be entered into, any advance pricing agreement or any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries.

(l)  Neither the Company nor any of its Subsidiaries has a material permanent establishment in a foreign jurisdiction.

(m)  The Company has not incurred an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated pursuant thereto.

(n)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of (i) an installment sale, as defined in Section 453(b) of the Code, made on or before the Effective Time, (ii) an open transaction entered into on or before the Effective Time, or (iii) the receipt of a prepaid amount on or before the Effective Time.

(o)  Neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment under Section 481 of the Code or any comparable provisions of any state, local or foreign Tax Laws, (ii) has Knowledge that any taxing authority is proposing any such adjustment, or (iii) has an application pending requesting permission for any changes in methods of accounting.

(p)  None of the Company, any of its Subsidiaries or any of the Funds has ever participated in a “Reportable Transaction” described in Section 6707A(c)(1) of the Code.

(q)  Each of the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or foreign Tax Laws.  No taxing authority has made or proposed any adjustment of Tax items of the Company or its Subsidiaries pursuant to Section 482 of the Code, the

Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws.

(r)  Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a material liability for the Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Effective Time to any taxable period ending after such date, other than those actions taken in the ordinary course of business.

(s)  For all taxable years since its inception, each of the Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(t)  The Private Funds listed on Section 3.10(t) of the Disclosure Letter have been treated as partnerships for U.S. federal income tax purposes for all taxable years since their inception and have never been treated as publicly traded partnerships pursuant to section 7704 of the Code.

(u)  The Private Funds listed on Section 3.10(u) of the Disclosure Letter have been treated as corporations for U.S. federal income tax purposes for all taxable years since their inception.

Section 3.11.  Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)  There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company or referred to in the notes thereto contained in the Form 10-Q filed by the Company prior to the date hereof with the SEC for the fiscal quarter ended September 30, 2012, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby, or (iv) other liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material arrangement of the type described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 3.12.  Company Real Property.

(a)  Neither the Company nor any of its Subsidiaries own any real property.  Other than the Company Real Property, no real property is material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

(b)  The Company has provided or made available to Parent copies of all Material Leases as of the date hereof, including all material amendments thereto.

(c)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the Company Real Property free and clear of any Liens other than Permitted Liens and Liens arising pursuant to the related Material Lease.

(d)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries are party to any Contract (other than a Material Lease) which gives any Person (including any lessor under a Material Lease) any right to terminate or materially alter the terms of a Material Lease, (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Company Real Property, and (iii) no option has been exercised under any Material Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Material Lease.

(e)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company Real Property is subject to any option, lease, sublease, license or other agreement (other than the Material Leases) granting to any Person any right (i) to the use, occupancy, or enjoyment of the Company Real Property or any portion thereof, or (ii) to obtain title to all or any portion of the Company Real Property.

(f)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all improvements, systems and fixtures on the Company Real Property are in good operating condition and repair and generally are adequate and suitable for the present and continued use, operation and maintenance thereof as now used, operated or maintained, and (ii) all improvements on the Company Real Property constructed by or on behalf of the Company or any Subsidiary were constructed in compliance with applicable Laws affecting such Company Real Property.

Section 3.13.  Funds; Clients; Assets Under Management.

(a)  Section 3.13(a) of the Disclosure Letter lists the name of the only Subsidiary of the Company that is required to be registered as an investment adviser under the Advisers Act as of the date hereof (such registered Subsidiary, the “Investment Adviser Subsidiary”).

(b)  Prior to the execution of this Agreement, the Company has delivered or made available to Parent a true, correct and complete list of each Client as of the Base Date, including with respect to each such Client the assets under management and fee rate of such Client as of the Base Date and for each such Client that is a Fund its jurisdiction of organization, jurisdiction in which it is licensed or qualified to or registered to do business, and whether it is a Public Fund or Private Fund.  No material Client has given written notice to the Company or any Subsidiary of its intention to terminate or materially reduce its relationship with the Company or any Subsidiary or to adjust the fee schedule with respect to any Investment Advisory Arrangement in a manner that would reduce the fee under such Investment Advisory Arrangement.

(c)  Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2010 (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act and other applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, have a material adverse effect with respect to the Public Fund in question or a Company Material Adverse Effect.  Since January 1, 2010 (or its inception, if later), each Public Fund’s (A) prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(d)  Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law, except where failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except as set forth on Section 3.13(d) of the Disclosure Letter, each Fund has no Subsidiaries.

(e)  Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, each Fund currently is, and has since January 1, 2010 (or its inception, if later), operated in compliance with (i) applicable Law, (ii) any applicable Order, (iii) its governing documents, and (iv)  its investment objectives, policies and restrictions.  Neither the Company nor any of its Subsidiaries nor any of their respective employees or directors (in their capacity as such) act as a fiduciary with respect to “plan assets” (within the meaning of Title I of ERISA) of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code), other than the Employee Benefit Plans, and no assets of any Fund are considered “plan assets” (within the meaning of Title I of ERISA).  To the extent the Company, any of its Subsidiaries, or any of their respective employees or directors (in their capacity as such) acts as a “fiduciary” with respect to “plan assets” of any “employee benefit plan” subject to Title I of ERISA or “plan” subject to Section 4975 of the Code (other than Employee Benefit Plans), each of the Company, its Subsidiaries, and their respective employees and directors (in their capacity as such) has complied, and currently complies, in all material respects, with the requirements of Title I of ERISA and Section 4975 of the Code with respect to such plan assets.

(f)  The shares, units or other interests of each Fund (i) have been issued and sold in compliance with applicable Law in all material respects, and (ii) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law or were issued pursuant to a valid exemption from registration under the Securities Act and other applicable Law.

(g)  Each Public Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, and all such policies and procedures comply in all material respects with applicable Law.  Since January 1, 2010, there have been no “Material Compliance Matters,” as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act in respect of a Public Fund, other than such violations as have been duly reported to the applicable Public Fund Board and satisfactorily resolved or are in the process of being remedied and have been disclosed or made available to Parent.

(h)  All payments made with respect to any Public Funds that are registered under the Investment Company Act as open-end management investment companies and relating to the distribution of their shares (other than payments that are not required by applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with any related 12b-1 Plan adopted by such open-end Public Funds, and such payments and the operation of each such 12b-1 Plan comply in all material respects with Rule 12b-1 of the Investment Company Act and other applicable Law.

(i)  Each existing Investment Advisory Arrangement subject to Section 15 of the Investment Company Act has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act.  Each existing Investment Advisory Arrangement is in compliance with the Advisers Act and applicable Law, and since January 1, 2010 (or its inception, if later), has been performed by the Investment Adviser Subsidiary in accordance with its terms and applicable Law, in each case, in all material respects.  Each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Arrangement, its investment guidelines and restrictions, the Investment Company Act and/or the Advisers Act, as applicable, and applicable Law, in each case, in all material respects.  Section 3.13(i) of the Disclosure Letter sets out each side letter or similar arrangement with any investor in a Fund, and since January 1, 2010, each side letter or similar arrangement has been performed by the Company or applicable Subsidiary in accordance with its terms and applicable Law, in each case, in all material respects.

(j)  Each Public Fund’s board of directors or trustees, as applicable, has been established and operated in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies in all material respects the fund governance standards defined in Rule 0-1 under the Investment Company Act.

(k)  Since January 1, 2010, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company related thereto, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which there were made, not misleading.  Since January 1, 2010, all performance information provided, presented or made available by the Investment Adviser Subsidiary to any Client, investor in a Fund or potential Client or investor has complied in all material respects with applicable Laws and the Investment Adviser Subsidiary has all rights to, and maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation, performance or rate of return of all accounts that are included in any such performance information as required by applicable Laws in all material respects.

(l)  Each Public Fund has in full force and effect such insurance as required by the Investment Company Act and has in full force and effect directors’ and officers’ and errors and omissions insurance policies.  All premiums that are due and payable under such policies have been paid.

(m)    The Company has made available to Parent copies of (i) the audited financial statements (if any) for each Fund for its most recent fiscal year and (ii) the unaudited semi-annual financial statements for each Public Fund for its semi-annual period, if any, ended after the date of the most recent audited financial statements for such Public Fund (all such financial statements, the “Fund Financial Statements”).  The Fund Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly presented in all material respects the financial position, results of operations and changes in net assets of each Fund at the dates, and for the periods, stated therein.

(n)     There are no liabilities or obligations of any Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Public Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, or (ii) for each Private Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report distributed by the Private Fund to its shareholders or other interest holders prior to the date hereof and provided or made available to Parent, (B) for each Fund, liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A)(i) or (ii) above, or (C) such other liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Fund or a Company Material Adverse Effect.  No Fund is party to or subject to any contract, agreement or other arrangement that would be a “Material Contract” if the Company were a party that is in violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the Fund, or to the Knowledge of the Company, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Fund or a Company Material Adverse Effect.

Section 3.14.  Intellectual Property.

(a)  The Company and its Subsidiaries own or otherwise have a valid and enforceable right to use all Intellectual Property used or held for use and material to the conduct of their businesses as currently conducted, and such Intellectual Property represents all Intellectual Property necessary for the conduct of their businesses as currently conducted.  The Company and its Subsidiaries own all right, title and interest in and to all material Intellectual

Property owned or purported to be owned by the Company and its Subsidiaries (“Company Owned IP”).  To the Knowledge of the Company, no third party has misappropriated, infringed or otherwise violated, or is misappropriating, infringing or otherwise violating, any of the Company Owned IP.  To the Knowledge of the Company, neither the Company Owned IP nor the conduct of the business of the Company and its Subsidiaries as currently conducted has misappropriated, infringed or otherwise violated, or misappropriates, infringes or otherwise violates, any Intellectual Property of any third party, except for any such misappropriation, infringement or other violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries:  (A) alleging any such misappropriation, infringement or other violation of any third party’s Intellectual Property; or (B) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned IP.

(b)  Section 3.14(b) of the Disclosure Letter sets forth a complete and current list of all patents, registrations and applications issued by, filed with, or recorded by any Governmental Entity pertaining to Company Owned IP (“Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each.  All material Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens, and is subsisting and, to the Knowledge of the Company, valid in all material respects.  To the Knowledge of the Company, all renewal fees and other maintenance fees for the Registered Intellectual Property that have fallen due on or prior to the date hereof have been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  No material Registered Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, other than preliminary or non-final office actions.

(c)  Section 3.14(c) of the Disclosure Letter sets forth a complete list of all material license agreements pertaining to Intellectual Property to which the Company or any Subsidiary thereof is a party as of the date hereof (except for agreements pertaining to commercially available off-the-shelf software and non-exclusive licenses pertaining to Company Owned IP granted in the ordinary course of business consistent with past practice) (collectively, the “Material IP Agreements”).  The Company and its Subsidiaries are in material compliance with all Material IP Agreements, and neither the Company nor its Subsidiaries will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Material IP Agreement.

(d)  Neither the Company nor any Subsidiaries has made any claim of misappropriation, infringement or other violation by any third party (including any employee or former employee of the Company or its Subsidiaries) of their rights to, or in connection with, any Intellectual Property.  Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in employment policies and agreements, customer agreements, purchase orders or license agreements or any other agreement arising in the ordinary course of business.

(e)  To the Knowledge of the Company, (i) none of the trade secrets included in the Company Owned IP has been divulged, disclosed or appropriated to the detriment of the Company or its Subsidiaries for the benefit of any Person except pursuant to confidentiality and non-disclosure agreements or provisions, and no such Person has materially breached such agreements or provisions to the detriment of the Company or its Subsidiaries; and (ii) no employee, independent contractor, consultant or agent of the Company or its Subsidiaries has misappropriated any trade secrets or other confidential information of any other person or entity in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Subsidiaries.  The Company and its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality, and value of the trade secrets included in the Company Owned IP.

(f)  Section 3.14(f) of the Disclosure Letter sets forth a list, as of the date hereof, of all material proprietary computer software programs, material proprietary applications and material proprietary databases included in the Company Owned IP (the “Proprietary Software”).  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company or its Subsidiaries nor any other party acting on their behalf has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, of any Proprietary Software source code.  The Company and its Subsidiaries own all right, title and interest in and to all Proprietary Software.  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or its Subsidiaries or any other party acting on their behalf, of any Proprietary Software source code, including any event or circumstance that would violate the terms of any open source software license and require disclosure or delivery of any Proprietary Software source code.  To the Knowledge of the Company, none of the Proprietary Software contains or is derived from open source software.

Section 3.15.  Licenses and Permits. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity or Self-Regulatory Organization (the “Licenses and Permits”) and has taken all necessary action to maintain such Licenses and Permits in full force and effect, (ii) each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such License and Permit invalid in any respect and (iii) the Licenses and Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as currently conducted, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted.

Section 3.16.  Compliance with Law.

(a)  The operations of the business of the Company and its Subsidiaries are, and since January 1, 2010, have been, conducted in accordance in all material respects with all applicable Laws and other requirements of all Governmental Entities or Self-Regulatory Organizations having jurisdiction over such entity or its assets, properties and operations.  Since January 1, 2010, none of the Company or its Subsidiaries has received written notice from a Governmental Entity or Self-Regulatory Organization of any material violation (or any investigation with respect thereto) of any such Law or other requirement and none of the Company or its Subsidiaries is in material default with respect to any Order applicable to any of its assets, properties or operations.

(b)  The Investment Adviser Subsidiary is, and has been at all times since January 1, 2010, registered as an investment adviser under the Advisers Act.  No Subsidiary except the Investment Adviser Subsidiary provides investment advisory services to any Person or is or has been an “investment adviser” within the meaning of the Advisers Act since January 1, 2010.  The Investment Adviser Subsidiary is not prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser in any material respect and in a manner not generally applicable to other investment advisers.  The Investment Adviser Subsidiary is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all U.S. federal and state and non-U.S. Laws requiring any such registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.  Since January 1, 2010, the Investment Adviser Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with (i) any applicable Governmental Entity and (ii) any Self-Regulatory Organization, including all required Form PFs and Form ADVs and amendments to Form PF and Form ADV (including any amendment required under applicable Law to be filed to make the disclosure set out therein not inaccurate), and each Form ADV or amendment to Form ADV of the Investment Adviser Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Investment Adviser Subsidiary has implemented written policies and procedures as required by applicable Law (including Rule 206(4)-7 under the Advisers Act), complete and correct copies of which (including any written reports under such policies and procedures documenting identified internal failures to comply with such policies and procedures since January 1, 2010 relating to compliance by the Investment Adviser Subsidiary and its employees subject thereto) have been delivered or made available to Parent and, except as otherwise noted in any such reports or filings, since January 1, 2010 the Investment Adviser Subsidiary has been in compliance with such policies and procedures.

(c)  Section 3.16(c) of the Disclosure Letter lists the name of the only Subsidiary of the Company required to be registered as a broker-dealer under the Exchange Act (the “Broker-Dealer Subsidiary”), and the Broker-Dealer Subsidiary is, and has been at all times since April 1, 2011, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities Laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Broker-Dealer Subsidiary is a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership, except where the failure to be in such good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Since January 1, 2010, the Broker-Dealer Subsidiary has timely filed all required Form BDs and amendments to Form BD, and each Form BD or amendment to Form BD of the Broker-Dealer Subsidiary, as of the date of filing with the SEC and FINRA did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Broker-Dealer Subsidiary has implemented written policies and procedures as required by applicable Law (including, but not limited to, NASD Conduct Rules 3010-3012 and FINRA Rule 3130), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2010 relating to compliance by the Broker-Dealer Subsidiary and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, the Broker-Dealer Subsidiary has been in compliance in all material respects with such policies and procedures.

(d)  Each employee of the Company or any of its Subsidiaries or employee, supervised person or associated person of the Investment Adviser Subsidiary or employee or associated person of the Broker-Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Entity or Self-Regulatory Organization is duly registered or licensed as such and such registration or license is in full force and effect.

(e)  None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by an Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility.  None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by an Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility.

(f)  The Company has made available to Parent a true and correct copy of each material no-action letter and exemptive order issued by the SEC, the CFTC , FINRA or the NFA, to any of the Company or its Subsidiaries or any Fund that remains applicable to its respective business as conducted on the date of this Agreement.  The Company, its Subsidiaries and the Funds are in compliance in all material respects with any such material no-action letters and exemptive orders.

(g)     None of the Company or any of its Subsidiaries is, or since January 1, 2010, has been, (i) a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker under any applicable Law, or (iii) subject to any material liability by reason of any failure to be so registered, licensed or qualified.  Since January 1, 2010, none of the Company or any of its Subsidiaries has received written notice of, and to the Knowledge of the Company there is no pending of threatened proceeding concerning, any failure to obtain any bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification.

(h)     None of the Company or any of its Subsidiaries has received, since January 1, 2010, any written notification or written communication (or, to the Company’s Knowledge, any other communication) from any Governmental Entity or Self-Regulatory Organization (i) asserting non-compliance with any applicable Law or Order, (ii) threatening to revoke any license, franchise, seat on any exchange, permit, or governmental authorization, (iii) requiring or requesting any of them (including any of the Company’s or its Subsidiaries’ directors or controlling persons) to enter into a cease-and-desist order, agreement, or memorandum of understanding (or requiring the board of directors or similar governing body thereof to adopt any resolution or policy), or (iv) restricting or disqualifying them from engaging in their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally).

(i)      Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Public Fund in question, or a Company Material Adverse Effect, no Public Fund has received, since January 1, 2010, any written notification or written communication (or, to the Company’s Knowledge, any other communication) from any Governmental Entity or Self-Regulatory Organization (i) asserting non-compliance with any applicable Law or Order, (ii) threatening to revoke any governmental authorization, (iii) requiring or requesting any of them (including any of the Public Funds’ directors/trustees) to enter into a cease-and-desist order, agreement, or memorandum of understanding (or requiring the board of directors/trustees thereof to adopt any resolution or policy), or (iv) restricting or disqualifying them from engaging in their activities.

(j)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is subject to any pending, or, to the Company’s Knowledge, threatened in writing, investigation, review or disciplinary proceedings by any Governmental Entity or Self-Regulatory Organization against the Company or any of its Subsidiaries or any officer, director or employee thereof.

(k)     To the Knowledge of the Company, none of the Company or any of its Subsidiaries is, nor is any Affiliate of any of them, nor any associated person as defined in the Exchange Act, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Broker-Dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no formal proceeding or written notice of investigation (or, to the Company’s Knowledge, any informal proceeding or investigation) by any Governmental Entity or Self-Regulatory Organization, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(l)  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or the Funds is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, subject to any order or directive by, a recipient since January 1, 2010 of any supervisory letter from, or has adopted since January 1, 2010 any board resolutions at the request of, any Governmental Entity or Self-Regulatory Organization, or been advised, since January 1, 2010, by any Governmental Entity or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or has pending or, to the Company’s Knowledge, threatened, regulatory investigation or review.  True and correct copies of all correspondence relating to any investigation, examination, review or inquiry by any Governmental Entity or Self-Regulatory Organization of the Company, any of its Subsidiaries or the Funds from January 1, 2010 through the date of this Agreement, have been made available to Parent or its representatives, and all requests, recommendations or comments provided by a Governmental Entity or Self-Regulatory Organization in connection with any such investigation, examination, review or inquiry have been appropriately addressed or responded to, as the case may be, by the Company and/or its Subsidiaries and/or the Funds, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) since January 1, 2010, the Company and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with (i) any applicable Governmental Entity and (ii) any Self-Regulatory Organization (collectively, the “Reports”) and (B) as of their respective dates, the Reports complied with the applicable Laws and Orders enforced or promulgated by the Governmental Entity or Self-Regulatory Organization with which such Reports were filed.

(n)     The Investment Adviser Subsidiary is, and has been at all times since January 1, 2010, registered as a commodity pool operator and commodity trading advisor under the CEA and a member of the NFA.  Except as set forth on Section 3.16(n) of the Disclosure Letter, no Subsidiary except the Investment Adviser Subsidiary acts or has acted as a “commodity pool operator” or “commodity trading advisor” of or with respect to any Person within the meaning of the CEA since January 1, 2010.  No Subsidiary except the Investment Adviser Subsidiary is required to be registered with the CFTC as a commodity pool operator or commodity trading advisor.  The Investment Adviser Subsidiary is not prohibited by any provision of the CEA from acting as a commodity pool operator or commodity trading advisor in any material respect and in a manner not generally applicable to other commodity pool operators or commodity trading advisors.  The Investment Adviser Subsidiary is duly registered, licensed or qualified as a commodity pool operator or commodity trading advisor in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign Laws requiring any such registration, licensing or qualification, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) since January 1, 2010, the Investment Adviser Subsidiary has complied with all reporting, recordkeeping and disclosure requirements of the CFTC and NFA applicable to a registered commodity pool operator and commodity trading advisor, (ii) without limiting the generality of the foregoing, the Investment Adviser Subsidiary has timely filed all reports and documents required by the CEA and the rules of the NFA with the CFTC and NFA, as applicable, including all annual reports, disclosure documents, Forms PQR, Forms PR and NFA 2-46 reports, and each such report, as of the date of filing with the CFTC and/or NFA did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) since January 1, 2010, the Investment Adviser Subsidiary has timely delivered to all investors in the Funds all reports and disclosures required to be delivered pursuant to the CEA and (iv) since January 1, 2010, the Investment Adviser Subsidiary has maintained all records required to be maintained pursuant to the CEA.

(o)     Except for the entities listed on Section 3.16(o) of the Disclosure Letter (such entities, the “Commodity Pools”), none of the Funds are “commodity pools” as defined in Section 1a(10) of the CEA in respect of which the Investment Adviser Subsidiary is required to be a registered commodity pool operator.  Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Public Funds are excluded from the definition of “commodity pool operator” and/or are “qualifying entities” for purposes of CFTC Rule 4.5 promulgated under the CEA and (ii) a CFTC Rule 4.5 notice of exclusion has been properly and timely filed with the NFA with respect to each of the Public Funds.  The Investment Adviser Subsidiary has properly and timely filed a CFTC Rule 4.13(a)(3) or CFTC Rule 4.7 notice of exemption with respect to each Private Fund that is a commodity pool as defined in Section 1a(10) of the CEA.

(p)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) all exchange traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively, “Derivatives Contracts”), if any, whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries or their customers (including the Funds) were entered into (i) in the ordinary course of business and comply with all applicable Laws and the Company’s and, as applicable, its Subsidiaries’ existing regulatory authorizations, and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries (or, to the Knowledge of the Company, such a customer), enforceable in accordance with its terms, and are in full force and effect and (B) none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

Section 3.17.  Foreign Corrupt Practices Act. Since January 1, 2010, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Person

acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take any action that would cause it to be in material violation in of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Law applicable to the Company, or any rules or regulations thereunder.

Section 3.18.  Litigation.  There are no civil, criminal, administrative or other claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an “Action”) pending, or, to the Knowledge of the Company, threatened, before any Governmental Entity or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds or against the Company or its Subsidiaries or any of their respective officers, directors, portfolio managers, research analysts or other senior investment professionals involving or relating to the Company, its Subsidiaries or the Funds, the assets, properties or rights of the Company, any of its Subsidiaries or the Funds, or the transactions contemplated by this Agreement, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect (but in this case only such definition shall be read without clause (b) thereof).  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Entity or arbitrator, challenging this Agreement or the transactions contemplated hereby.  There is no material Order of any Governmental Entity or Self-Regulatory Organization or any arbitrator of any nature outstanding, or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any Fund, except for any such Order that is generally applicable to Persons engaged in the line of business in which the Company and its Subsidiaries are engaged.

Section 3.19.  Contracts.

(a)  Section 3.19(a) of the Disclosure Letter sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party, or by which any of the assets of the Company or any of its Subsidiaries are bound, in each case as of the date hereof:

(i)  any “material contract” (as such term is defined in Item 601 of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)  any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any Contract providing for indemnification of Clients that is entered into in the ordinary course of business and (B) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another Subsidiary thereof;

(iii)  any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of any material assets or properties;

(iv)  any Contract providing that the Company or any of its Subsidiaries shall not compete in any line of business or geographic area or that will restrict the Surviving Company or any of its Affiliates from competing in any line of business or geographic area after the Closing Date;

(v)  any acquisition Contract pursuant to which the Company or any of its Subsidiaries has (A) “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid in full prior to the date hereof or (B) material on-going indemnification obligations;

(vi)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to indebtedness for borrowed money, whether as borrower or lender, in each case, in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(vii)  any Contract which requires the expenditure by the Company or any Subsidiary thereof, or pursuant to which the Company or any Subsidiary thereof reasonably believes that it will expend, more than $250,000 in the aggregate in any future 12-consecutive-month period and that is not terminable with notice of ninety (90) days or less without further liability to the Company or any Subsidiary thereof;

(viii)  any material Investment Advisory Arrangement;

(ix)  (A) any material underwriter agreement, custody agreement or shareholder servicing agreement, or (B) any material fund services, transfer agent, administrative, accounting or any other similar agreement, in each case that is reasonably likely to require more than $500,000 in payments by the Company and its Subsidiaries, taken as a whole, on an annualized basis;

(x)  any Investment Advisory Arrangement which contains (A) a “clawback” or similar undertaking by the Company or any of its Subsidiaries requiring the reimbursement or refund of any fees, or (B) a “most favored nation” or similar provision binding on the Company or any of its Subsidiaries;

(xi)  any material joint venture, strategic alliance, partnership or other similar agreement or arrangement involving a sharing of profits or expenses;

(xii)  any Contract providing for future payments or acceleration or vesting of payments, in each case, in excess of $250,000, that are conditioned, in whole or in part, on a change of control of the Company;

(xiii)  any Contract (A) to cap fees or other payments, or (B) to waive expenses or to reimburse or assume fees and expenses, in each case with respect to any Client;

(xiv)  any sales or distribution Contract (or series of Contracts with a party or related parties) that provides for annual payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make annual payments, in excess of $500,000;

(xv)  any Contract requiring the Company or any of its Subsidiaries (A) to co-invest with another Person, (B) to provide seed capital or a similar investment, or (C) to invest in any investment product, in each case, in an amount in excess of $250,000; and

(xvi)  any other Contract not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

Each (A) Contract set forth on (or required to be set forth on) Section 3.19(a) of the Disclosure Letter, (B) Contract to which the Company or any of its Subsidiaries is a party and that is filed as an exhibit to a registration statement of a Public Fund as part of its Public Fund SEC Documents, whether or not described in the immediately preceding sentence of this Section 3.19(a), and (C) Material Lease and each Contract set forth on (or required to be set forth on) Section 3.14(c) of the Disclosure Letter, is referred to herein as a “Material Contract”.

(b)  (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Knowledge of the Company, the other party or parties thereof, and is in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof (provided such amendment or termination is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such Contract as so amended and shall be deemed to exclude any such terminated Contract), and (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, the other party or parties thereto, has performed all obligations required to be performed by them under each Material Contract, except, in the case of each of (i) and (ii) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20.  Employee Plans.

(a)  Section 3.20(a) of the Disclosure Letter sets forth a correct and complete list of each material Employee Benefit Plan.  “Employee Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other employee compensation and benefits plans, policies, programs or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, Company Stock Plan, Company Equity Award, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case, sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any Subsidiary has any current or potential liability.

(b)  The Company has provided or made available to Parent or its counsel with respect to each material Employee Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all material amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Employee Benefit Plan; (ii) the most recent financial statements for such Employee Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.

(c)  No Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any current or former member of its “controlled group” (within the meaning of Section 414 of the Code).  No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  No Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(d)  With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letter in the case of any prototype plan) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred that could adversely affect such qualification or exemption or cause the imposition of any material liability, penalty or tax under ERISA or the Code.  Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all amendments and actions required to bring the Employee Benefit Plans into conformity with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by applicable Laws to be made or taken until a date after the date of this Agreement.

(e)  Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date; and (iii) none of the Company, its Subsidiaries, or, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the tax or penalty could be material.

(f)  There are no material pending actions, claims or lawsuits which have been instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims) and no Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(g)  None of the Employee Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Laws or at the expense of the participant or the participant’s beneficiary.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(i)  No Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by the Company.

Section 3.21.  Insurance.  The Company has made available to Parent true, complete and accurate copies of all material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations.  All such policies and bonds are in full force and effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance.  For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions in all material respects.

Section 3.22.  Affiliate Transactions.  No executive officer or director of the Company or any of its Subsidiaries or any Person owning more than 5% or more of the Common Stock (or any such Person’s immediate family members or Affiliates or associates) (a) is a party to any Contract with, or binding upon, the Company or any of its Subsidiaries or any of their respective assets, rights or properties, (b) has any interest in any property owned by the Company or any of its Subsidiaries or (c) has engaged in any transaction involving the Company, any of its Subsidiaries, or any of their respective assets, rights or properties within the last twelve (12) months, in each case, that is of the type of transaction that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than ordinary course of business employment agreements.

Section 3.23.  Labor Matters.

(a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to their employees of and, to the Knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees.  Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or its Subsidiaries or any employee thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and, to the Knowledge of the Company, no question concerning representation exists relating to the employees of the Company or its Subsidiaries; (iv) there are no charges with respect to or relating to any of the Company or its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; and (vi) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or its Subsidiaries and no such investigation is in progress.

(b)  Since January 1, 2010, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local “plant closing” law, with respect to the current or former employees of the Company or its Subsidiaries.

Section 3.24.  Environmental Matters.

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)  Each of the Company and its Subsidiaries is, and has been since January 1, 2010, in compliance with all applicable Laws and other requirements of governmental or regulatory authorities relating to pollution, the environment, natural resources or workplace health and safety (“Environmental Laws”).  Each of the Company and its Subsidiaries has in effect all licenses, permits and other authorizations required under all Environmental Laws and is in compliance with all such licenses, permits and authorizations.

(b)  The Company and its Subsidiaries have not received any written notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, written request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws.  None of the Company or its Subsidiaries is subject to any Orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending, or, to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws.  None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including any obligation for costs of remediation, of any other Person.

Section 3.25.  No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, other than Goldman, Sachs & Co. (“GS”).  The Company has heretofore furnished to Parent a complete and correct copy of all Contracts between the Company and GS pursuant to which GS would be entitled to any payment relating to the transactions contemplated hereby or pursuant to which GS would have any rights against the Company or any of its Subsidiaries after the Effective Time (other than customary rights of indemnification pursuant to a Contract).

Section 3.26.  State Takeover Statutes. Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, or in the Company Organizational Documents will not apply to the Merger, the Voting Agreements and the transactions contemplated by this Agreement or the Voting Agreements.  No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.27.  Opinion of Financial Advisor.  The Special Committee has received the opinion of GS, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Common Stock.  A written copy of such opinion will be delivered or made available to Parent promptly following the date of this Agreement.  The Company has obtained the authorization of GS to include a copy of its opinion in the Proxy Statement.

Section 3.28.  Information Supplied.  The Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.  The Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.29.  Board Approval.  The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (upon the unanimous recommendation of the Special Committee), has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements (for purposes of Section 203 of the DGCL), and the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 7.7, to recommend that the holders of the shares of Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (clauses (i), (ii) and (iii) are collectively referred to as, the “Company Board Recommendation”).

Section 3.30.  Vote Required.  Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.31.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1.  Organization.  Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted.

Section 4.2.  Qualification to Do Business.  Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3.  No Conflict or Violation.  The execution, delivery and performance by Parent and Merger Sub of this Agreement (including the consummation of the Merger) and by U.S. Parent of the Restated Tax Receivable Agreement does not and will not, directly or indirectly, (i) violate or conflict with any provision of any Parent Organizational Document or the organizational documents of any Subsidiary of Parent, including Merger Sub and U.S. Parent, (ii) violate any provision of Law, or any Order of any Governmental Entity applicable to Parent or any Subsidiary thereof, including Merger Sub and U.S. Parent, or any of their respective businesses, assets or properties, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract, license or permit to which Parent or any Subsidiary thereof, including Merger Sub and U.S. Parent, is a party, or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such material Contract, license or permit, or (iv) result in the creation or imposition of any Lien (except Permitted Lien) upon any of the assets, properties or rights of any of Parent, Merger Sub or U.S. Parent or their respective Subsidiaries, except, in the case of each of clauses (ii) through (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.  Consents and Approvals.  No consent, waiver, authorization or approval of any Governmental Entity, Self-Regulatory Organization or other Person, and no declaration or notice to or filing or registration with any Governmental Entity, Self-Regulatory Organization or other Person, is required in connection with the execution and delivery of this Agreement or the Restated Tax Receivable Agreement by Parent, Merger Sub or U.S. Parent or the performance by Parent, Merger Sub or U.S. Parent of their respective obligations hereunder (including the consummation of the Merger) or thereunder, except for: (a) the filing of the Notification and Report Form under the HSR Act; (b) applicable requirements of the Exchange Act; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) the filing with the SEC of the Proxy Statement relating to the Company Stockholders Meeting; (e) the filings or notices required or contemplated under the Advisers Act and the Investment Company Act; (f) the filings or notices required by, and any approvals required under the rules and regulations of, FINRA or any other Self-Regulatory Organization; and (g) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5.  Authorization and Validity of Agreement.  Parent and Merger Sub each has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and U.S. Parent has all requisite corporate power and authority to execute, deliver and performs its obligations under the Restated Tax Receivable Agreement and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and of the Restated Tax Receivable Agreement by U.S. Parent, the performance by Parent and Merger Sub of their respective obligations hereunder and by U.S. Parent thereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and by U.S. Parent thereby have been duly authorized by the Board of Directors of Parent, Merger Sub and

U.S. Parent, respectively, and all other necessary corporate action of Parent, Merger Sub and U.S. Parent, and no other corporate or company proceedings on the part of Parent, Merger Sub and U.S. Parent are necessary to authorize this Agreement, the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.

Section 4.6.  Information Supplied.  The information with respect to Parent or Merger Sub that Parent, Merger Sub or any of their respective representatives furnishes in writing to the Company expressly for use in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company, its Subsidiaries or their respective representatives in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

Section 4.7.  Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than certain formation activities and the activities undertaken in connection with the transactions contemplated by this Agreement.

Section 4.8.  No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby other than J.P. Morgan Limited and Barrington Partners LLC.

Section 4.9.  Sufficiency of Funds.  Parent has and will have at the Closing sufficient funds available to pay the Merger Consideration and all other amounts required to be paid by Parent under this Agreement.

Section 4.10.  Ownership of Company Stock.  None of Parent, any of its Subsidiaries or any of their respective “affiliates” or “associates” is, or has within the last three (3) years been deemed to be, an “interested shareholder” of the Company as those terms are defined in Section 203 of the DGCL.

Section 4.11.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1.  Conduct of Business Before the Closing Date.

(a)  Except as expressly required by this Agreement or as set forth in Section 5.1 of the Disclosure Letter or otherwise required by Law or consented to by Parent in writing (which consent, in the case of clause (vii) below, shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations in the ordinary course of business consistent with past practice, and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees (including portfolio managers and senior research analysts) and the goodwill of its customers, clients, lenders, distributors, intermediaries, suppliers, regulators and other Persons with whom it has material business relationships.  Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent, in the case of clause (vii) below, shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or as set forth in Section 5.1 of the Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(i)  amend or propose to amend any of its organizational documents, except for immaterial amendments of any Subsidiary’s organizational documents;

(ii)  authorize for issuance or grant, or issue or grant, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Common Stock upon the settlement of any Company Equity Award that is outstanding as of the date of this Agreement;

(iii)  (A) redeem, retire, repurchase or otherwise acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities, provided that this clause (A) shall not prohibit the redemption, retirement, repurchase or acquisition by the Company of Company Securities in connection with (x) the forfeiture of Company Equity Awards by any Person pursuant to the terms of the Company Stock Plan or any Contract entered into pursuant to the terms thereof, or (y) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (B) make any change in the Company Securities or Company Subsidiary Securities, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or (C) make, declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities, provided that a wholly-owned Subsidiary of the Company may make, declare, set aside and pay dividends or distributions to the Company or another wholly-owned Subsidiary thereof;

(iv)  (A) except on behalf of a Client, sell, assign, transfer, sublease, license or otherwise convey or dispose of any of its assets (including any Company Subsidiary Securities), Company Real Property or rights or any part thereof, with a fair market value in excess of $250,000 in the aggregate with respect to all such sales, assignments, transfers, subleases, licenses or other conveyances or dispositions, provided that the foregoing shall not prohibit the Company and its Subsidiaries from taking the foregoing actions with respect to worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)  (A) redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for, the obligations of any Person for borrowed money, (B) voluntarily subject any of its assets, properties or rights or any part thereof, to any Lien or voluntarily suffer such to exist, other than, in each case, Permitted Liens, or (C) make or incur any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(vi)  except on behalf of a Client, acquire or offer or agree to acquire (whether by way of merger, consolidation, acquisition of stock, acquisition of assets or otherwise) any Person or any division or assets thereof, or make any loans, advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiary of the Company), provided that the foregoing shall not prohibit the Company and its Subsidiaries from making any such loan or advance (x) taking the form of a loan or advance to any employee of the Company or any Subsidiary thereof for travel or other expenses that is made in the ordinary course of business consistent with past practice and in accordance with applicable Law, or (y) that constitutes the extension of trade credit to any customer or client of the Company or any Subsidiary thereof so long as such extension of trade credit is made by the Company or such Subsidiary in the ordinary course of business consistent with past practice;

(vii)  except (1) as required by an Employee Benefit Plan or Contract, in each case, as in effect on the date hereof, (2) applicable Law or (3) as contemplated by this Agreement, (A) increase in any manner (including by means of acceleration of payment) the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company or any of its Subsidiaries, except, with respect to consultants and employees who are not employees at the level of first vice president or above, portfolio managers, research or credit analysts, members of the high yield team or high grade team or directors of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into or amend, materially increase any benefits available or payable under, or accelerate the payment of any amounts or benefits under, any Employee Benefit Plan (or any plans, agreements, programs, policies, commitments or arrangements that would have been Employee Benefit Plans if in effect as of the date hereof), or make any material contributions to any Employee Benefit Plan, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any Employee Benefit Plan, (D) hire (except in the ordinary course of business consistent with past practice to fill vacancies of positions other than employees at the level of first vice president or above, portfolio managers, research or credit analysts and members of the high yield team or high grade team) or terminate (except for cause) any director, employees at the level of first vice president or above, portfolio manager, research or credit analyst or member of the high yield team or high grade team, (E) promote any existing director, officer, consultant or employee to a more senior position or otherwise appoint, promote or transfer any director, officer, consultant or employee to another position, or assign a director, officer, consultant or employee materially different responsibilities, except in the ordinary course of business consistent with past practice with respect to any employee who is not, and would not become, an employee at the level of first vice president or above, portfolio manager, research or credit analyst or a member of the high yield team or high grade team, or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment, consultancy or directorship that would result in any director, officer, consultant or employee having “good reason” (or words of similar meaning) to terminate service and collect severance payments and benefits, except to effect a termination of any person’s employment for “cause” (as defined, if applicable, in the relevant Employee Benefit Plan and based on a determination by the Company or, if applicable, the Company’s Board in good faith);

(viii)  enter into, or amend or modify in any material respect, or terminate (other than at its stated expiry date or as the result of the exercise of termination rights held by the counterparty thereto) or waive any material terms or conditions of, any Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract), provided that the foregoing shall not prohibit the Company or any Subsidiary thereof from (A) entering into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract or (B) amending, modifying or terminating any Material Contract (including any Contract entered into after the date of this Agreement that, if entered into prior to the date of this Agreement would have been a Material Contract), in each case, in the ordinary course of business consistent with past practice;

(ix)  (A) cause any Public Fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code to fail to so qualify, (B) initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund then engaging in a public offering of its shares to effect any material change to the investment objectives or investment policies of such Public Fund, or (C) effect any merger, consolidation or other reorganization of any Public Fund;

(x)  amend or modify in any respect, or consent to the termination of or waiver of, any term or condition of the Restated Tax Receivable Agreement;

(xi)  (A) agree to reduce, waive, cap or rebate the compensation paid by any Client other than in the case of Clients that are not Funds, in the ordinary course of business consistent with past practice, or (B) form, organize or sponsor any new Fund;

(xii)  without limitation of the terms set forth in Section 7.8, settle, compromise, release or forgive any Actions to which the Company or any Subsidiary thereof is a party or is threatened to be made a party, other than any such settlement, compromise, release or forgiveness that involves only the payment of monetary damages (and does not provide for any form of equitable, injunctive or similar relief and does not contain as a term thereof any material restrictions on the business or operations of the Company or any of its Subsidiaries) not in excess of $250,000 with respect to any such Action or $1,000,000 in the aggregate with respect to all such Actions;

(xiii)  make any material change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP;

(xiv)  (A) make or change any material Tax election or file any material amendment to a material Tax Return, except, in each case, as required by applicable Law, or (B) enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries if any such election, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xv)  pay any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than the Company or any Subsidiary thereof), other than the payment of compensation to directors, officers and employees in the ordinary course of business consistent with past practice; or

(xvi)  agree or commit to do any of the foregoing.

(b)      Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2.  Resignations.  The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the non-revocable resignation effective as of the Effective Time for each of the members of the board of directors (or equivalent governing body) of the Company or any Subsidiary thereof designated by Parent to the Company.  At the request of Parent, the Company shall provide Parent with a true and accurate list of the members of the board of directors (or equivalent governing body) of the Subsidiaries of the Company.

Section 5.3.  Rule 16b-3.  Prior to the Effective Time, the Company shall approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company or any Subsidiary thereof who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 5.4.  Certain Notices.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company will notify Parent and Merger Sub in writing promptly of (a) any material written communication received by the Company or any Subsidiary thereof from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Action commenced against the Company or any of its Subsidiaries or any directors or officers thereof that is related, in whole or in part, to the transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions to Closing set forth in Sections 8.2(a), 8.2(b) or 8.2(c) of this Agreement not to be satisfied at the Closing.

ARTICLE VI.

CERTAIN COVENANTS OF PARENT AND MERGER SUB

Section 6.1.  Employee Benefits.

(a)  During the twelve (12) month period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, each employee of the Company and its Subsidiaries (collectively, the “Continuing Employees”) while such Continuing Employee remains in the employment of the Surviving Company and its Subsidiaries, with (i) a base salary, wage or commission rate and bonus and incentive compensation opportunity at least equal to the Continuing Employee’s base salary, wage or commission rate and bonus and incentive compensation opportunity in effect as of immediately prior to the Effective Time and (ii) employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits, if any) that are that are no less favorable, in the aggregate, to either (1) the employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, or (2) such employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to employees of the Parent and its Subsidiaries who are similarly situated to such Continuing Employee; provided that, to the extent a Continuing Employee is a party to a Contract that entitles the Continuing Employee to a certain base salary, wage or commission rate, bonus and incentive compensation opportunity or employee benefits, such Continuing Employee shall be entitled to receive such compensation and benefits in accordance with such Contract.

(b)  With respect to any Continuing Employee who is a participant in the Green Lantern Severance Pay Plan (the “Company Severance Pay Plan”) immediately prior to the Effective Time and whose employment with Parent and its Affiliates (including the Surviving Company) is involuntarily terminated without “cause” during the twelve (12) month period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, such Continuing Employee with severance benefits that are no less favorable than the severance benefits, if any, that would have been provided pursuant to the terms of the Company Severance Pay Plan to such Continuing Employee upon an involuntary termination of employment immediately prior to the Effective Time; provided, however, that no such severance benefits shall be provided to any Continuing Employee who is a party to a Contract that otherwise provides for severance benefits.

(c)  For purposes of eligibility and vesting under the benefit plans, programs agreements and arrangements of Parent and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Continuing Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding any New Plan that is established after the Effective Time that does not recognize service prior to its adoption equally for all employees of Parent and its Subsidiaries), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such

Continuing Employee was entitled, before the Effective Time, to credit for such service under any substantially similar Employee Benefit Plan, except where such credit would result in a duplication of benefits. Without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived, or caused to be waived, for such Continuing Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Employee Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Company to continue any specific employee benefit plans or to continue the employment of any specific person.  The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.1) under or by reason of any provision of this Agreement.

Section 6.2.  Indemnification Continuation.

(a)  Parent and its Subsidiaries (collectively, the “Indemnifying Party”) will, and Parent will cause the Surviving Company and its Subsidiaries to, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, each present or former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, legal and other expenses, judgments, fines and amounts paid in settlement or actually and reasonably incurred by any such Indemnified Party in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in respect of any actions or omissions (or alleged actions or omissions) by any such Indemnified Party prior to the Effective Time (including in connection with the transactions contemplated by this Agreement).  In the event of any such claim, action, suit, proceeding or investigation, each Indemnified Party will be entitled to advancement of fees and expenses incurred in the defense of any such claim, action, suit, proceeding or investigation within thirty (30) days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor, subject to the Surviving Company’s receipt of an undertaking (without the posting of any bond or other collateral) by such Indemnified Party to repay such fees and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that (i) the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent and (ii) the Surviving Company and Parent shall cooperate in the defense of any such matter.

(b)  The Surviving Company will, and Parent will cause the Surviving Company to, (i) maintain in effect for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in any material respect to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in any material respect to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Company be required to expend for such coverage (A) an annual premium in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.2(b) of the Disclosure Letter (in the case of clause (i) above) or (B) an aggregate premium in excess of the aggregate premiums payable pursuant to the foregoing clause (A) (in the case of clause (ii) above) (the maximum annual or aggregate premium payable pursuant to clause (A) or (B), as applicable, the “Maximum Premium”).  If the insurance coverage cannot be obtained at either an annual premium or an aggregate premium, as the case may be, that is equal to or less than the applicable Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the maximum amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual or aggregate premium, as the case may be, equal to the applicable Maximum Premium.

(c)  The provisions of this Section 6.2 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.2 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents or similar organizational document of the Surviving Company or any of its Subsidiaries or otherwise.

(d)  Following the Effective Time, the Surviving Company and each of its Subsidiaries shall, and Parent shall cause them to, include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e)  If Parent, the Surviving Company, any Subsidiary thereof or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Company or any such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.2.

Section 6.3.  Certain Notices.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent and Merger Sub will notify the Company in writing promptly of (a) any material written communication received by Parent, Merger Sub or any of their Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Action commenced against Parent, Merger Sub or any of their Subsidiaries that is related, in whole or in part, to the transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions to Closing set forth in Sections 8.3(a) or 8.3(b) of this Agreement not to be satisfied at the Closing.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1.  Preparation of Proxy Statement; Company Stockholders Meeting.

(a)  The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (whether or not the Board of Directors of the Company has made a Company Adverse Recommendation Change, but subject to the Company’s rights under Section 9.1(f)), and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Common Stock in advance of such meeting.  Except to the extent that the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change as permitted by Section 7.7 hereof, the Proxy Statement shall include the Company Board Recommendation.  Subject to Section 7.7 hereof, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger, and (ii) take all other reasonable actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable Law to obtain such approval.

(b)  In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable following the execution and delivery of this Agreement prepare and file the Proxy Statement with the SEC, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly following receipt thereof, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company stockholders as promptly as reasonably practicable the Proxy Statement, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting.  Parent and Merger Sub shall each cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company as promptly as reasonably practicable with any and all reasonable information with respect to Parent and Merger Sub as may be required to be set forth in the Proxy Statement under the Exchange Act.  The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

Section 7.2.  Investment Advisory Arrangement Consents.

(a)  If consent to the assignment or deemed assignment of an Investment Advisory Arrangement with Clients (other than Public Funds) of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement is required by applicable Law or by such Client’s Investment Advisory Arrangement, as promptly as practicable following the date of this Agreement, the Company and each such Subsidiary shall send a written notice (the “Notice”), which shall be in form and substance reasonably satisfactory to Parent, informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement.  At the request of Parent, and provided that the same is permitted pursuant to the applicable Investment Advisory Arrangement, the Company and each such Subsidiary shall also send a written notice (the “Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to such Clients (which Negative Consent Notice may, if requested by Parent, be included in the Notice) requesting written consent as aforesaid and informing such Client:  (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Arrangement; (ii) of the intention of the Company or such Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iii) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination.  With respect to each Private Fund, any Notice or Negative Consent Notice shall be sent to each limited partner or other investor in the Private Fund.  At the reasonable request of Parent, the Company shall cause the

Investment Adviser Subsidiary to (x) provide a notice to any Client that has not consented to the assignment prior to the Closing stating that such Client’s account may be terminated if such consent is not received by the Closing and (y) subject to its fiduciary duties, terminate the Investment Advisory Arrangement with such Client effective immediately prior to the Closing if such consent has not been received.

(b)  The Company and the Investment Adviser Subsidiary shall use its commercially reasonable efforts to, in accordance with applicable Law, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Public Fund Boards of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms substantially comparable to (but providing for fees (after giving effect to any waivers or other reductions thereof) no less favorable to the Company and the Investment Adviser Subsidiary than) the applicable existing Investment Advisory Arrangement as in effect on the date hereof (or, if entered into or amended after the date hereof in accordance with this Agreement, as in effect on the date of the execution or amendment thereof), and (ii) request the Public Funds to obtain, as promptly as practicable following such approval of the Public Fund Boards, the necessary approval of the shareholders of each Public Fund (except if not required under exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries) of such new Investment Advisory Arrangement containing terms that are substantially comparable to (but providing for fees (after giving effect to any waivers or other reductions thereof) no less favorable to the Company and the Investment Adviser Subsidiary than) the applicable existing Investment Advisory Arrangement as in effect on the date hereof (or, in entered into or amended after the date hereof in accordance with this Agreement, as in effect on the date of the execution or amendment thereof).  The parties agree that consent for any Investment Advisory Arrangement with a Public Fund (“Public Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Arrangement has been approved in accordance with the preceding sentence (including in respect of the terms thereof) and is in full force and effect at the Closing; provided that, notwithstanding the terms set forth in the two immediately preceding sentences, the term “Public Fund Consent” shall not include any interim Investment Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act (although the Company may nonetheless in its discretion seek, and upon the request of Parent, shall seek, the approval by the applicable Public Fund Board pursuant to such Rule 15a-4 of an interim Investment Advisory Arrangement for any Public Fund with respect to any period after Closing in connection with the transactions contemplated by this Agreement).

(c)  In connection with obtaining the Client consents and other actions required by subsections (a) and (b) of this Section 7.2, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents and, upon Parent’s request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process.  Without limiting the foregoing or the terms set forth in Section 7.3, in connection with obtaining the Client consents required under subsections (a) and (b) of this Section 7.2, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution.

Section 7.3.  Public Funds Proxy Statements; Fund Registration Statements.

(a)  As promptly as practicable following approval of the Public Fund Boards described in Section 7.2(b), the Company or one of its Subsidiaries will (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) prepare and file proxy materials for the Public Fund shareholder meeting to approve the new Investment Advisory Arrangement as contemplated by Section 7.2(b).  The Company shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (i) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (ii) provide comments on such proxy materials which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include therein.

(b)  As soon as possible following the date hereof, the Company shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by applicable Law, and (ii) make any other filing necessary under any applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund.  Parent shall have the right to provide comments on such materials to the same extent as provided in Section 7.3(a).

Section 7.4.  Section 15(f) of the Investment Company Act.

(a)  Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, the Parent or any of its Affiliates or any other investment adviser for such Public Fund, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement.

(b)  For a period of three years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company

Act and interpreted by the SEC) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.4.

Section 7.5.  Access to Information.  Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to (and, subject to the fiduciary duties of it and its Subsidiaries, shall use its commercially reasonable efforts to cause the Funds to), afford to Parent and its representatives and advisors reasonable access during normal business hours, during the period prior to the Effective Time, to all of the officers, employees, properties, offices, other facilities and all books and records of the Company, its Subsidiaries and the Funds, and, during such period, the Company shall, and shall cause its Subsidiaries to (and shall use its commercially reasonable efforts to cause the Funds to), furnish promptly to Parent and its representatives and advisors, all other data, information, agreements and documents concerning its business, properties and personnel as Parent or its representatives or advisors may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company’s reasonable judgment, (i) providing such access would violate any of its contractual obligations to a third party with respect to confidentiality, or (ii) any Law applicable to the Company, its Subsidiaries or the Funds requires the Company, its Subsidiaries or the Funds to preclude Parent or its representatives or advisors from gaining access to such properties or information; provided, further, that Parent and its representatives and advisors shall not have access to individual performance or evaluation records or medical histories or information that is subject to attorney-client privilege or other privilege.  Parent will hold, and will cause its representatives and advisors to hold, any information or documents received or provided pursuant to this Section 7.5 in confidence to the extent required by, and in accordance with, the provisions of that certain letter agreement, dated December 10, 2012 (the “Confidentiality Agreement”), between the Company and Parent.  Notwithstanding anything contained in this Agreement to the contrary, no investigation by Parent or its representatives or advisors shall affect the representations, warranties, agreements, covenants or conditions of the parties set forth in this Agreement, including the conditions to Closing set forth in Article VIII hereof.

Section 7.6.  Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 7.6(a)), each of the parties hereto shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, including, but not limited to, FINRA, the NYSE and the NFA, (ii) the obtaining of all necessary consents or waivers from third parties required as a result of or in connection with the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  The Company and Parent and their respective counsel shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party and its counsel with advance notice and the opportunity to participate in any material meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)  Without limiting the generality of the undertakings pursuant to Section 7.6(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Entities with jurisdiction over the HSR Act (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act, and (ii) subject to the terms set forth in Section 7.6(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Subsidiaries to, and the Company and its Subsidiaries will not without Parent’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock to avoid or eliminate any impediment under the HSR Act.

Section 7.7.  Acquisition Proposals.

(a)  Subject to the remainder of this Section 7.7, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or its Subsidiaries’ controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly facilitate the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Acquisition Proposal, or agree to or recommend any Acquisition

Proposal; (ii) enter into any agreement to (x) consummate any Acquisition Proposal, (y) approve any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence.  The Company shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Any violation of this Section 7.7 by any officer, director or representative of the Company (other than the Persons listed in Section 7.7 of the Disclosure Letter) shall be deemed to be a breach of this Section 7.7 by the Company. For purposes of this Section 7.7, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent.

(b)  Notwithstanding the foregoing, the Board of Directors of the Company (acting upon the recommendation of the Special Committee), directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal (provided that any action taken or statement made to so comply that relates to an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company (acting upon the recommendation of the Special Committee) reaffirms the Company Board Recommendation in such statement or in connection with such action), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 7.7(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent substantially concurrent with the time it is provided to such Person, in the case of each of clauses (i), (ii) or (iii), if, and only if, prior to taking such particular action, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has determined in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to result in, a Superior Proposal.

(c)  Notwithstanding anything in this Section 7.7 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) may (x) withdraw, modify or amend in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger (a “Company Adverse Recommendation Change”) (i) in response to an Intervening Event, or (ii) following receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.7 and which the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel is a Superior Proposal, in each case, if and only if, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and subject to the Company’s compliance with Section 7.7(d) or (y) following receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.7 and which the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel is a Superior Proposal, terminate this Agreement in accordance with the provisions of Section 9.1(f) for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Company Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Company complies with Section 7.7(d) and, concurrently with entering into a Company Acquisition Agreement with respect to such Superior Proposal, the Company pays the Termination Fee in accordance with Section 9.2(c).

(d)  Prior to the Company taking any action permitted (i) under Section 7.7(c)(x)(i), the Company shall provide Parent with prior written notice advising Parent it intends to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, or (ii) under Section 7.7(c)(x)(ii) or Section 7.7(c)(y) the Company shall provide Parent with five (5) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal shall require a new notice and an additional three (3) Business Day period) advising Parent that the Company’s Board of Directors (acting upon the recommendation of the Special Committee) intends to take such action, and if applicable, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such five (5) Business Day period (or subsequent three (3) Business Day period, if applicable), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(e)  The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to an Acquisition Proposal, and (iii) the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry or proposal or discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal.  In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its

Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company has waived any provision in any such agreement that prohibits the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don't ask to waive” provision) to the extent necessary (any only to such extent) to enable such counterparty to convey confidentially to the Board of Directors of the Company an Acquisition Proposal.  The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep Parent reasonably informed as to the material details of all discussions or negotiations with respect to any such Acquisition Proposal (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 7.7 with the party making such Acquisition Proposal and its representatives, advisors and agents) and shall provide Parent within 24 hours after receipt thereof all copies of any other documentation material to understanding such Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Acquisition Proposal or with whom such discussions or negotiations are taking place; provided that, for the sake of clarity, it is understood and agreed that all such information and communications shall be subject to the Confidentiality Agreement.  The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent.  Except in connection with a termination of this Agreement pursuant to Section 9.1(f), the Company shall not take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement and the Voting Agreements.

Section 7.8.  Stockholder Litigation.  The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement or compromise (or consent to entry of a judgment) in connection with any such stockholder litigation shall be agreed to by the Company or any director or officer thereof without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change or any other action taken by the Company or the Board of Directors of the Company pursuant to, and in accordance with, Section 7.7 hereof, each of the Company, Parent and Merger Sub agrees that no public release or public announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or United Kingdom securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance (and the disclosing party will consider such comments in good faith).

Section 7.10.  Takeover Statutes.  If any business combination, control share acquisition, fair price or similar statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreements, each of Parent, Merger Sub and the Company and their respective boards of directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee) will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 7.11.  Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the Common Stock of the Company is listed to enable the delisting by the Surviving Company of the shares of Common Stock from the NYSE and the other exchanges on which the Common Stock of the Company is listed and the deregistration of the shares of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.12.  CFTC Notices.  On or before March 1, 2013, (i) the Company shall cause the Investment Adviser Subsidiary to reaffirm all CFTC Rule 4.13(a)(3) notices of exemption it continues to rely on, if any, filed with respect to any Private Fund; and (ii) the Company shall use commercially reasonable efforts to cause the Public Funds to reaffirm all CFTC Rule 4.5 notices of exclusion filed with respect to the Public Funds that they continue to rely on.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

(b)  No Injunctions or Restraints, Illegality.  No statute, rule, regulation or other Law shall have been adopted or promulgated after the date hereof, and no temporary restraining order, preliminary or permanent injunction or other Order issued after the date hereof by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or enjoining or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c)  Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 8.2.  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.5 (Authorization and Validity of Agreement), the first two sentences of Section 3.6(a) and the second sentence of Section 3.6(b) (Capitalization and Related Matters), Section 3.9(a)(i) (Absence of Certain Changes or Events), Section 3.25 (No Brokers), Section 3.29 (Board Approval) and Section 3.30 (Vote Required) shall be true and correct in all respects (except for such inaccuracies, in the case of the representations and warranties contained in the first two sentences of Section 3.6(a) and the second sentence of Section 3.6(b) (Capitalization and Related Matters), as are de minimis in the aggregate) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company on its behalf to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

(c)  Company Material Adverse Effect.  During the period from the date hereof to the Closing Date, except to the extent set forth in the Disclosure Letter, there shall not have been a Company Material Adverse Effect.  Parent shall have received a certificate of an executive officer of the Company to such effect.

(d)  Specified Public Fund Consents.  The Public Fund Consents for all of the Specified Public Funds shall have been obtained.

(e)  Equity Public Fund Requirements.  The Equity Public Fund Minimum Requirement for each Equity Public Fund shall have been satisfied.

(f)  Restated Tax Receivable Agreement.  The Restated Tax Receivable Agreement shall be valid and in full force and effect.

Section 8.3.  Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Section 4.5 (Authorization and Validity of Agreement), Section 4.8 (No Brokers) and Section 4.10 (Ownership of Company Stock) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate of an executive officer of Parent to such effect.

(b)  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE IX.

TERMINATION

Section 9.1.  Termination.  This Agreement may be terminated only prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, in each case in the following manner only:

(a)  By mutual written consent of Parent and the Company, by action of their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee);

(b)  By either the Company or Parent if the Effective Time shall not have occurred on or before October 14, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated on or before the Termination Date;

(c)  By either the Company or Parent if any statute, rule, regulation or other Law shall have been adopted or promulgated after the date hereof, or any restraining order, injunction or other Order shall have been issued after the date hereof by a court or other Governmental Entity of competent jurisdiction, having the effect of making the Merger illegal or permanently enjoining or otherwise permanently prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, and such statute, rule, regulation, other Law, restraining order, injunction or other Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the adoption, promulgation or issuance of any such statute, rule, regulation, other Law, restraining order, injunction or other Order;

(d)  By (i) either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (ii) Parent if the Public Fund Consent for any Specified Public Fund shall not have been obtained by reason of the failure to obtain the necessary approval of the shareholders of such Specified Public Fund at its shareholders meeting (including any adjournment or postponement thereof) to approve new Investment Advisory Arrangements as contemplated by Section 7.2(b) of this Agreement;

(e)  By Parent, prior to the receipt of the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), if (i) a Company Adverse Recommendation Change shall have occurred, whether or not permitted by Section 7.7, (ii) a willful and material breach of any of the Company’s material obligations under Section 7.7 by (directly or indirectly) any of the Company’s or its Subsidiaries’ or any of the Company’s controlled Affiliates’ officers, directors or advisors or representatives of the foregoing (other than the Persons listed in Section 7.7 of the Disclosure Letter) shall have occurred, (iii) the Company or any Subsidiary thereof or the Board of Directors (or similar governing body) of the Company or any Subsidiary shall have approved, recommended, adopted or entered into, or publicly announced its intention to approve, recommend, adopt or enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), whether or not permitted by Section 7.7, (iv) the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within the earlier of: (A) ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal and (B) the date of the Company Stockholders Meeting or (v) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within the earlier of: (A) ten (10) Business Days after such tender offer or exchange offer is first published, sent or given and (B) the date of the Company

Stockholders Meeting, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer; or

(f)  By the Company, if, prior to the receipt of the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Board of Directors of the Company authorizes the Company, in compliance with Section 7.7, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, however, that any such purported termination pursuant to this Section 9.1(f) shall be void and of no force or effect unless the Company has complied with Section 9.2(c); provided further, however, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement.

(g)  By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured, or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) forty (40) days following the receipt by Parent and Merger Sub of written notice from the Company informing Parent or Merger Sub of such breach, and (B) the Termination Date; provided, however, that (x) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if such breach is cured by Parent or Merger Sub within the time period referred to immediately above, and (y) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h)  By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured, or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) forty (40) days following the receipt by the Company of written notice from Parent informing the Company of such breach, and (B) the Termination Date; provided, however, that (x) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if such breach is cured by the Company within the time period referred to immediately above, and (y) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2.  Notice of Termination; Effect of Termination.

(a)  The party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.1(a)) shall deliver written notice of such termination to each other party hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or any of their respective officers, directors, representatives, agents or Affiliates, except with respect to this Section 9.2, the penultimate sentence of Section 7.5 and Article X which shall remain in full force and effect; provided, however, that the termination of this Agreement shall not relieve any party from any liability for damages caused by an intentional breach by such party of its covenants or agreements set forth in this Agreement, a breach by such party of its representations and warranties set forth in this Agreement where such breach was made with knowledge thereof, or the intentional failure by such party to fulfill a condition to the performance of the obligations of the other party (it being understood and agreed such damages shall not be limited to the reimbursement of the non-breaching party’s costs and expenses incurred in connection with this Agreement).

(b)  If Parent shall terminate this Agreement pursuant to Section 9.1(e) (or if the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i) but at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 9.1(e) (other than pursuant to Section 9.1(e)(ii))), then the Company shall pay to Parent not later than two (2) Business Days following such termination, an amount in cash equal to $5,700,000 (the “Termination Fee”) with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(c)  If the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, the Termination Fee, with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(d)  If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) and provided that the Required Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i), and in the case of clauses (i) and (ii) immediately above, (A) prior to the termination of this Agreement (in the case of a termination pursuant to Section 9.1(b)) or prior to the Company Stockholders Meeting (in the case of a termination pursuant to Section 9.1(d)(i)), there shall have been proposed to the Company or publicly disclosed or announced a bona fide Acquisition Proposal, and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to (and at any time thereafter consummates), or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that was so proposed to the Company or otherwise so publicly disclosed or announced), then, on and subject in all respects to the consummation of such Acquisition Proposal, the Company shall pay the Termination Fee to Parent, less the amount of any Parent Expenses previously paid by the Company to Parent, with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with Parent’s receipt of written notice from the Company informing Parent of the entry into such Company Acquisition Agreement or the consummation of such Acquisition Proposal, as applicable.  For purposes of this Section 9.2(d), notwithstanding anything in this Agreement that may be deemed to the contrary, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 10.13, except that the references to “more than 15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “a majority” instead.

(e)  In the event that this Agreement is terminated pursuant to Section 9.1(d)(i), the Company shall pay the Parent Expenses to Parent, which shall be paid to Parent in cash within two (2) Business Days after delivery to the Company of written notice of the amount of such Parent Expenses, with the payment of such Parent Expenses being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(f)  The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  If the Company fails to pay promptly any amount due to Parent pursuant to this Section 9.2, the Company will also pay to Parent the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid amount due to Parent under this Section 9.2, accruing from its due date, at an interest rate equal to 6% per annum.  Notwithstanding anything in this Agreement that may be deemed to the contrary, in no event shall the Company be required to pay the Termination Fee more than once.

(g)  Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Sub shall be precluded from any other remedy against the Company (and any Person making any Acquisition Proposal or Superior Proposal, if applicable), at law or in equity or otherwise.

Section 9.3.  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1.  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for Section 6.2 and any other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2.  Successors and Assigns.  No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that each Parent and Merger Sub may assign this Agreement and its rights and obligations hereunder to an Affiliate without such consent, but no such assignment shall release Parent or Merger Sub from its obligations under this Agreement.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.3.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

(b)  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.3(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

(d)  PARENT HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400,WILMINGTON, DELAWARE AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO PARENT IN THE MANNER PROVIDED IN SECTION 10.6 OF THIS AGREEMENT.  PARENT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT PARENT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  PARENT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 10.4.  Expenses.  Except as set forth in Section 9.2, all fees and expenses incurred by the parties hereto in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory and consulting fees and expenses incurred by any party hereto in connection with the foregoing, shall be the obligation of and paid by the party incurring such fees and expenses; provided, however, that the fees and expenses incurred or payable by the Company or any Public Fund in connection with obtaining the Public Fund Consent shall be borne equally by the Company, on the one hand, and Parent, on the other hand (except to the extent such fees and expenses are incurred or become payable by the Company as Parent Expenses in accordance with Section 9.2(e) of this Agreement).  For the avoidance of doubt, the Company shall pay all of the fees and expenses incurred by it in connection with the obligations set forth in Section 7.1 and Section 7.2(a), including the filing, printing and mailing of the Proxy Statement.

Section 10.5.  Severability; Construction.

(a)  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

(b)  The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c)  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement.  Any capitalized term used in any Exhibit or the Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 10.6.  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows:

If to the Company:

Artio Global Investors Inc.
330 Madison Avenue
New York, NY 10017
Attn:  Francis Harte
Facsimile:  (212) 682-5524

With a copy to (such copy shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:  John D. Amorosi
Facsimile:  (212) 701-5010

If to Parent or Merger Sub:

Aberdeen Asset Management PLC
10 Queensland Terrace
Aberdeen, Scotland
AB10 1YG
Attn:  Company Secretary
Facsimile:  (866) 291-5760

With a copy to (such copy shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019
Attn:  David K. Boston
Facsimile:  (212) 728-8111

Any party may change its address or facsimile number for the purpose of this Section 10.6 by giving the other party written notice of its new address in the manner set forth above.

Section 10.7.  Entire Agreement.  This Agreement, the Disclosure Letter, the Restated Tax Receivable Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Exhibits and Schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.8.  Parties in Interest.  Except for the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any Persons (including the stockholders of the Company, any Fund or Client or any other Person), other than (a) the parties hereto and their respective successors and permitted assigns, and (b) the rights of the stockholders to receive the Merger Consideration and the holders of Company Equity Awards to receive the payments set forth in Section 2.2, in each case in accordance with this Agreement on and after the Effective Time.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company, Parent or Merger Sub.

Section 10.9.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  Without limiting the foregoing, the parties hereto agree not to oppose a request by any party hereto (as opposed to the stockholders of any such party or any unaffiliated third party) for expedited proceedings with regard to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

Section 10.10.  Disclosure Letter.  Any reference in a particular section of the Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding section of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in any other section of this Agreement, but only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section.  The inclusion of any information in the Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed or made available, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.

Section 10.11.  Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.12.  Counterparts.  This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.13.  Definitions.  As used in this Agreement:

“12b-1 Plan” means any distribution plan adopted by a Public Fund in accordance with Rule 12b-1 under the Investment Company Act.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “don’t ask to waive” or similar provision in the standstill provision).

“Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries involving, or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of the Company or more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, other than the Merger contemplated by this Agreement.

“Action” shall have the meaning set forth in Section 3.18.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that no Fund shall be deemed to be an Affiliate of the Company or its Affiliates.  As used in this definition, the term “control”(including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Average Parent Share Price” shall have the meaning set forth in Section 2.2(a)(iii).

“Base Date” means January 31, 2013.

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Book-Entry Shares” shall having the meaning set forth in Section 2.1(c).

“Broker-Dealer Subsidiary” shall have the meaning set forth in Section 3.16(c).

“Business Day” means any day, other than Saturday, Sunday or other day on which banks are required or authorized to close in the City of New York.

“CEA” shall mean the United States Commodity Exchange Act and the rules and regulations promulgated thereunder by the CFTC.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“CFTC” shall mean the United States Commodity Futures Trading Commission.

“Client” means any Person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Pools” shall have the meaning set forth in Section 3.16(o).

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Agreement” shall have the meaning set forth in Section 7.7(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 7.7(c).

“Company Board Recommendation” shall have the meaning set forth in Section 3.29.

“Company Class B Common Stock” means the class B common stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means the class C common stock, par value $0.01 per share, of the Company.

“Company Equity Award” means any equity-based compensation, including any stock option, stock appreciation right, stock purchase right, restricted stock, restricted stock unit, performance share, performance unit, Restricted Stock or Restricted Stock Unit, as the case may be.

“Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate with all other events, changes, circumstances, effects, developments or state of facts, (a) has or is reasonably likely to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) immediately above, none of the following and no event, change, circumstance, effect, development or state of facts to the extent attributable to the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market or general economic conditions in the United States or abroad; (ii) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees or Clients); (iii) general conditions in the industries in which the Company and its Subsidiaries operate; (iv) any changes in the trading price or trading volume of the Company’s Common Stock or any failure of the Company to meet analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that any cause of any such change or failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (v) any change in assets under management or revenue run rate, including as a result of customer or Client attrition, changes in asset valuation or market-price or currency fluctuations (it being understood that any cause of any such change to the extent arising out of or related to any breach or alleged breach of Law, contractual obligations, guidelines, policies or other similar matters, any misconduct or alleged misconduct, or any gross negligence or alleged gross negligence (but in the case of gross negligence or alleged gross negligence, only as to the foregoing matters listed in this parenthetical) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (vi) war, terrorist act, other armed hostilities, calamities, natural disasters or crisis; or (vii) any change in Law or GAAP (or other accounting principles or requirements) or the authoritative interpretations or enforcement thereof; provided further, however, that (x) the exception in clause (ii) above will not be deemed to apply to references to Company Material Adverse Effect in (A) the representations and warranties set forth in Sections 3.3 and 3.4, and, to the extent related to Sections 3.3 and 3.4, the condition set forth in Section 8.2(a), and (y) any event, change, circumstance, effect, development or state of facts referred to in clauses (i), (iii), (vi) or (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent (but only to the extent) that such event, change, circumstance, effect, development or state of facts has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Organizational Documents” means the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

“Company Owned IP” shall have the meaning set forth in Section 3.14(a).

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Company Real Property” means any real property covered by a Material Lease under which either the Company or any of its Subsidiaries is a lessee.

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Securities” shall have the meaning set forth in Section 3.6(b).

“Company Severance Pay Plan” shall have the meaning set forth in Section 6.1(b).

“Company Stock Plan” shall have the meaning set forth in Section 3.6(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.4.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.7(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5.

“Continuing Employees” shall have the meaning set forth in Section 6.1(a).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“Derivatives Contracts” shall have the meaning set forth in Section 3.16(p).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” shall have the meaning set forth in Article III.

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Environmental Laws” shall have the meaning set forth in Section 3.24(a).

“Equity Public Funds” means Artio International Equity Fund and Artio International Equity II Fund, each a series of Artio Global Investment Funds.

“Equity Public Fund Minimum Requirement” means with respect to each Equity Public Fund, the satisfaction of either of the following conditions: (a) the Public Fund Consent for the Equity Public Fund shall have been obtained; or (b) (1) the Public Fund Board of the Equity Public Fund shall have approved (x) a new Investment Advisory Arrangement as provided under Section 7.2(b)(i) and (y) an interim Investment Advisory Arrangement in accordance with

Rule 15a-4 under the Investment Company Act as provided in the last sentence of Section 7.2(b), and (2) no less than 40% of the outstanding voting securities of the Equity Public Fund shall have voted or have been otherwise counted towards a quorum with respect to the shareholder meeting called to approve the new Investment Advisory Arrangement as provided under Section 7.2(b)(ii), with no less than 80% of such outstanding voting securities having voted to approve the new Investment Advisory Arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Ratio” shall have the meaning set forth in Section 2.2(a)(iii).

“Excluded Shares” shall have the meaning set forth in Section 2.1(b).

“FINRA” shall have the meaning set forth in Section 3.4.

“Fund” means any Public Fund or Private Fund.

“Fund Financial Statements” shall have the meaning set forth in Section 3.13(m).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Antitrust Authority” shall have the meaning set forth in Section 7.6(b).

“Governmental Entity” means any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“GS” shall have the meaning set forth in Section 3.25.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Parties” shall have the meaning set forth in Section 6.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).

“Intellectual Property” means all of the following whether registered or unregistered:  (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrighted and copyrightable writings, designs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) domain names; (g)  all similar intellectual property rights and (h) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Intervening Event” means a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown or an effect of which is unknown to or by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development, occurrence or effect becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote.

“Investment Advisory Arrangement” means a Contract under which the Company or any of its Subsidiaries acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, any Client.

“Investment Adviser Subsidiary” shall have the meaning set forth in Section 3.16(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the employees of the Company listed on Section 10.11(a) of the Disclosure Letter after reasonable inquiry of the senior employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity or Self-Regulatory Organization that are applicable to the Person or Persons referenced.

“Leases” means any lease, sublease or other agreement under which the Company or any of its Subsidiaries: (a) leases, uses, occupies or has the right to use or occupy, any real property, or (b) grants to a third party any right to lease, use or occupy any real property.

“Licenses and Permits” shall have the meaning set forth in Section 3.15.

“Lien” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, restrictions, options, rights of first offer or refusal, preemptive rights, charges, easements, rights-of-way, encroachments or other encumbrances or title imperfections or defects of any kind or nature.

“Material Contract” shall have the meaning set forth in Section 3.19(a).

“Material IP Agreements” shall have the meaning set forth in Section 3.14(c).

“Material Lease” means any Lease that (a) is material to the operations of the Company and its Subsidiaries, taken as a whole, or (b) involves payments by or to the Company or any of its Subsidiaries in excess of $250,000 per year.

“Maximum Premium” shall have the meaning set forth in Section 6.2(b).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Negative Consent Notice” shall have the meaning set forth in Section 7.2(a).

“NFA” shall have the meaning set forth in Section 3.4.

“Notice” shall have the meaning set forth in Section 7.2(a).

“NYSE” shall mean The New York Stock Exchange.

“New Plans” shall have the meaning set forth in Section 6.1(c).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity or Self-Regulatory Organization, whether temporary, preliminary or permanent.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Expenses” means all of Parent’s actual and reasonably documented out of pocket fees and expenses (including reasonable fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees and fees and expenses borne by Parent pursuant to the proviso set forth in Section 10.4 of this Agreement with respect to the Public Fund Consents) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof, which amount shall not be greater than $1,000,000.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate with all other events, changes, circumstances, effects, developments or state of facts, would prevent or materially impair or delay, or would be reasonably likely to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Parent Organizational Documents” means the Memorandum of Association and Articles of Association of Parent, together with all amendments thereto.

“Parent Share” shall mean an ordinary share, nominal value £.10 per share, of Parent.

“Paying Agent” shall have the meaning set forth in Section 2.4(a).

“Payment Fund” shall have the meaning set forth in Section 2.4(a).

“Performance-Based RSU” shall mean each Restricted Stock Unit which vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder thereof.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business that are not yet due and payable, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent, (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (h) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, investment sub-advisor or in a similar capacity.

“Process Agent” shall have the meaning set forth in Section 10.3(d).

“Proprietary Software” shall have the meaning set forth in Section 3.14(f).

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, investment sub-advisor or in a similar capacity.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Public Fund Consent” shall have the meaning set forth in Section 7.2(b).

“Public Fund SEC Documents” means the forms, statements, reports and documents filed by any Public Fund with, or furnished by any Public Fund to, the SEC pursuant to the Investment Company Act (including any exhibits or amendments thereto).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Reports” shall have the meaning set forth in Section 3.16(m).

“Restated Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement, dated as of the date hereof, by and among U.S. Parent, the Company, Artio Global Holdings, LLC, Richard C. Pell and Rudolph-Riad Younes.

“Restricted Stock” shall have the meaning set forth in Section 2.2(a)(i).

“Restricted Stock Unit” shall have the meaning set forth in Section 2.2(a)(ii).

“Required Company Vote” shall have the meaning set forth in Section 3.30.

“Rollover Award” shall have the meaning set forth in Section 2.2(a)(iv).

“Rollover RSUs” shall have the meaning set forth in Section 2.2(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.8(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 2.2(a)(iii) Employee” shall have the meaning set forth in Section 2.2(a)(ii).

“Section 2.2(a)(iv) Employee” shall have the meaning set forth in Section 2.2(a)(iv).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” shall have the meaning set forth in Section 3.4.

“Special Committee” shall have the meaning set forth in the Recitals hereto.

“Specified Public Funds” means the Artio Total Return Bond Fund and the Artio Global High Income Fund.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner or managing member, or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other organization or entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that no Fund shall be deemed to be a Subsidiary of the Company or any of its Affiliates.

“Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving an Acquisition Proposal that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisor) would be, if consummated, more favorable to the Company’s stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”.  Reference to “this Agreement”, and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent pursuant to Section 7.7(d).

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Tax Return” means any return, report, information statement and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended return required as a result of an examination adjustment made  by the IRS or other Tax authority.

“Taxes” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or any of its Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not, (b) any liability for the payment of any amounts of the type described in (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group, and (c) all liabilities for the payment of any amounts described in (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Time-Based RSU” shall mean each Restricted Stock Unit which vests based solely upon the continued employment of the holder thereof.

“U.S. Parent” shall have the meaning set forth in the Recitals hereto.

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
	Name:	Gary R. Marshall
	Title:	Authorized Signatory

GUARDIAN ACQUISITION CORPORATION

By:	/s/ Jennifer A. Nichols
	Name:	Jennifer A. Nichols
	Title:	Vice President & Secretary

ARTIO GLOBAL INVESTORS INC.

By:	/s/ Frank Harte
	Name:	Frank Harte
	Title:	Chief Financial Officer